Ex 99.1

Intelligent Living America, Inc. Announces Agreement to Restructure Debt With Venturian Group, Inc.

-Note balance Reduced by $360,000 - Improves Financial Position and Provides Flexibility for Future Financings-

January 7, 2015

CORAL GABLES, FL / ACCESSWIRE / January 7, 2015 / Intelligent Living America, Inc. (OTC Pink: ILIV) (ILIV)

Intelligent Living America, Inc.™ (OTC Pink: ILIV), a leading provider of Cloud Architecture and IT Manages Services, today announced that the Company has entered into an agreement to amend its promissory note payable to Venturian Group, Inc., which reduces the outstanding principal balance of the note from $610,000 to $250,000.

The reduction in principal of $360,000 will have a positive effect on the balance sheet of Intelligent Living America, Inc., and provides greater flexibility for the company to execute on its business plan.

“Venturian Group, Inc. has demonstrated its faith in Intelligent Living America, Inc.’s future success by restructuring its debt, which will improve our cash flow, and give us the flexibility to successfully execute our business plan,” said Intelligent Living America, Inc. CFO, Mark Lucky.

“We are pleased to have been able to reach such a positive arrangement with Intelligent Living America, Inc., particularly as we believe the company is so undervalued. We’re very excited about their strategy and their future prospects,” said Allen Firouz, President of Venturian Group, Inc.

About Intelligent Living America, Inc.

This press release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In some cases you can identify those so-called "forward-looking statements" by words such as "may," "will," "should," "expects," "plans," "targets," "believes," "anticipates," "estimates," "predicts," "potential," or "continue" or the negative of those words and other comparable words. These forward-looking statements are subject to risks and uncertainties, product tests, commercialization risks, availability of financing and results of financing efforts that could cause actual results to differ materially from historical results or those anticipated. Further information regarding these and other risks is described from time to time in the Company's filings with the SEC, which are available on its website at: http://www.sec.gov. We assume no obligation to update or alter our forward-looking statements made in this release or in any periodic report filed by us under the Securities Exchange Act of 1934, as amended, or any other document, whether as a result of new information, future events or otherwise, except as otherwise required by applicable federal securities laws.

Investor Relations Contact

Synergy (800) 259-9173

SOURCE: Intelligent Living America, Inc.